EXHIBIT 21

ESI Subsidiaries

As of March 29, 2008

Name	State/Country of Incorporation	Percentage of Voting Securities Owned
Electro Scientific Industries GmbH	Germany	100%
ESI International Corp.	Oregon	100%
Electro Scientific Industries Japan Co., Ltd.	Japan	100%
ESI Korea Co. Ltd.	Korea	100%
Electro Scientific Industries Europe Ltd.	United Kingdom	100%
Electro Scientific Industries, SARL	France	100%
Electro Scientific Industries Singapore PTE Ltd.	Singapore	100%
ESI China, Inc.	Oregon	100%
ESI Electronic Equipment (Shanghai) Co., Ltd.	China	100%
ESI (Beijing) R&D Center Co., Ltd.	China	100%
ESI Technology Development, Pte. Ltd.	Singapore	100%
ESI China R&D Investment, Pte. Ltd.	Singapore	100%
ESI Taiwan (Branch Office)	Taiwan	100%
ESI (Beijing) Electro Optic Manufacturing Co. Ltd.	China	100%
New Wave Research, Inc	California	100%
New Wave Research, Ltd (FSC)	Virgin Islands	100%
New Wave Research, K.K	Japan	100%
New Wave Research, Ltd.	Hong Kong	100%
New Wave Research Co., Ltd. (WOFE)	China	100%
New Wave Research Co., Ltd. (FICE)	China	100%
New Wave Research G.C. Ltd.	Taiwan	100%